Exhibit 99.2

              SHPI Fourth Quarter and Year-End 2004 Conference Call
                            March 10, 2005 4:30PM EST

                       Opening Remarks by SHPI Management

     Jeff Soinski, President and CEO

     Good afternoon and thank you for joining us for our review of the fourth quarter and fiscal year ended December 31, 2004. With us today are Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer; Paul Evans, our Vice President of Business Development and General Counsel; and Keith Merrell, our Controller and acting Chief Financial Officer.

     On the call today, I will provide a brief overview of the quarter. Keith Merrell will review our financial results for the fourth quarter and full year 2004. Paul Evans will provide a summary of the status of the on-going patent infringement litigation between BD and Tyco Healthcare. And, Dr. Solomon will review our operations in detail. After our remarks, we will open the call to your questions.

     Before we begin the call, I must inform you that remarks made during this call contain statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. SHPI's actual results could vary materially from any forward-looking statements, since our performance is subject to a number of risk factors that are reviewed in our filings with the SEC. In compliance with SEC regulations, we do not intend to provide information on this conference call, except by way of clarification, which is not contained in our SEC filings or has not been publicly released. Statements made on this call are made as of today and are based upon information that is currently known to management. The Company disclaims any duty to update this information.

     Fiscal year 2004 was a turning point for SHPI, as we completed our three-year transition from a research and development stage enterprise to a successful operating company. In 2004, we achieved record revenue and operating income growth - growing annual revenues by 60% to $5.8 million; reducing our net loss by 89% to $(0.01) per diluted share; and delivering net income of $382,000 or 11% of sales in the second half of the year, before amortization of deferred compensation and finance cost, which are non-cash charges. Our improved top-line results were driven by extending our sales reach and securing new customer accounts for LiftLoc(R) Safety Infusion Set, which grew over 90% in 2004; increased market penetration of the Monoject MagellanTM safety syringe needle product line marketed by Kendall; and the January 2004 launch of Monoject MagellanTM Safety Blood Collector by Kendall. In combination with increased revenue, we were able to significantly reduce our operating losses by maintaining strong gross margins for our products and implementing company-wide cost discipline to reduce total operating expenses year-over-year.

     During this past year, we made significant progress in expanding our product portfolio, continuing to invest approximately one-half of our total operating expenses in research and development. We believe that this continued investment will provide a meaningful return to our stockholders as we bring multiple product applications based upon our SecureLoc(TM) platform technology to market. The first commercial application of this innovative new technology will be our own SecureLoc(TM) safety introducer needle product line. We have made rapid progress in bringing this new product line to market, and have recently received 510(k) clearance from the FDA in advance of an anticipated second quarter 2005 U.S. launch. We also have active development programs underway with Tyco Healthcare for conventional and safety bone biopsy needles and BD for safety-engineered spinal and epidural needles.

     Our research and development efforts have resulted in the significant expansion of our intellectual property portfolio. In 2004, we filed thirteen new U.S. and international patent applications related to our proprietary technologies, and received notice of allowance for two new U.S. patents related to our SecureLoc(TM) technology. Our intellectual property portfolio now includes over 100 issued and pending patents worldwide related to our primary platform technologies.

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     During the fourth quarter, we generated revenue of $1.7 million, an increase of 41% compared to the same period last year, with LiftLoc(R) sales growth responsible for the majority of this increase. We also achieved our second consecutive quarter of positive net income from operations, excluding amortization of deferred compensation, and breakeven earnings per diluted share. So, we enter 2005 with a positive revenue and earnings growth trend.

     I'll let Keith and Don provide more color on the financial and operational accomplishments, but let me say that we're proud of where we ended the year and we're confident that 2005 will be another strong growth year. We continue to develop a solid portfolio of innovative products and technologies, and are still in the early stages of experiencing the long term benefits of our commercialized patented technologies and strengthening the relationships we have established with leading disposable medical product marketers and distributors.

     Now I would like to turn the call over to Keith Merrell, our Controller and acting Chief Financial Officer, who is going to take you through a review of our financial results for the fourth quarter and full year 2004. Keith...

     Keith Merrell, Controller and Acting CFO

     Thank you Jeff.

     Turning to the financials. Revenues for the fourth quarter of 2004 were $1.7 million, up 41% from the $1.2 million recorded in the same period last year. Product sales and royalty revenue related to our marketed products totaled $1.3 million and were responsible for 76% of total revenues. LiftLoc(R) Safety Infusion Set sales comprised the majority of this revenue category, with fourth quarter LiftLoc(R) sales increasing 68% compared to the year-ago period.

     Our net loss for the quarter narrowed to $61,000 from a net loss of $1.5 million for the fourth quarter of 2003. On a diluted earnings per share basis, we reached breakeven for the fourth quarter of 2004 compared to a loss of $(0.08) per diluted share for the fourth quarter of 2003. However, it should be noted that these results include amortization of $247,000 in deferred stock based compensation expense and $21,000 in finance costs in fourth quarter 2004 and a $1.3 million accrual for patent litigation expense related to the BD/Tyco Healthcare lawsuit in fourth quarter 2003. Excluding these non-cash items, net income was $207,000 for the fourth quarter of 2004 compared to a loss of $192,000 in the same period last year.

     For the year ended December 31, 2004, total revenue increased 60% to a record $5.8 million from $3.6 million in 2003. Product and royalty revenue increased 58% year-over-year to $4.4 million, driven by a 90% increase in LiftLoc(R) Safety Infusion Set product sales and a 28% increase in royalty revenue related to the January 2004 launch of Monoject Magellan(TM) Safety Blood Collector. In addition, the initiation of two funded development programs related to our SecureLoc(TM) technology enabled us to increase development fees to over $500,000 in 2004 from $60,000 in 2003.

     Net loss for 2004 was $344,000, or $(0.01) per diluted share, an improvement of 89% from a loss of $3.1 million, or $(0.18) per diluted share, last year. The net loss calculation for the year includes amortization of $277,000 in deferred compensation and finance costs in 2004 and a $1.3 million accrual for litigation expenses related to the BD/Tyco Healthcare lawsuit in 2003. Excluding these non-cash charges, net loss for 2004 was $66,000, or breakeven on a per diluted share basis, compared to a net loss of $1.8 million, or $(0.10) per diluted share, in 2003.

     Our blended gross profit margin for the fourth quarter was 85% compared to 81% for the fourth quarter of 2003. This expansion in gross profit margin was primarily related to technology and license fee revenue, which delivers a 100% gross margin, increasing 50% in the quarter compared to the same period last year. Our blended gross profit margin for 2004 was 81% compared to 84% in 2003. The year-over-year reduction in our blended gross margin reflects self-manufactured product sales making up a greater percentage of

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     total revenue relative to royalties on licensed products. As manufactured product sales continue to increase as a percentage of total revenue, we expect blended margins to settle in the high 70% range.

     Selling and marketing expenses for the fourth quarter, excluding amortization of deferred compensation, were $219,000, a decrease of 26% compared to the same period last year. We reorganized our sales group at the end of 2003 and have worked hard over the year to increase efficiency of our sales and marketing programs. These results are paying off in both increased revenue and improved expense margins. For 2004, we were able to decrease sales and marketing expense by 16% to $1.0 million, while delivering a 90% increase in product revenues. For the year, sales and marketing expense represented 17% of total revenue down from 33% in 2003.

     General and administrative expenses, excluding amortization of deferred compensation, were $365,000 for the fourth quarter and $1.3 million for the year, an increase of 26% and 17% from the comparable 2003 periods, respectively. These increases were primarily related to increased professional fees and director fees in the fourth quarter and throughout the year. As a percent of sales, G&A expenses decreased to 23% in 2004 from 31% in 2003.

     Research and development expenses for the fourth quarter, excluding amortization of deferred compensation, were $651,000, up from $585,000 for the same period last year. For the year, R&D decreased by 6% to $2.4 million from $2.6 million in 2003 as increased development fees offset some of our internal research and development expense. We expect to maintain our investment in research and development at approximately one-half of our total operating expense in 2005.

     Total operating expenses for the fourth quarter decreased on both an absolute basis and as a percentage of revenue to $1.5 million or 66% of total revenue. This compares to $2.5 million in the same period last year, although fourth quarter 2003 results include the $1.3 million accrual for patent litigation expense and fourth quarter 2004 results include $268,000 in amortization of deferred compensation and finance costs. For the year, operating expenses were $5.0 million, down from $6.2 million in 2003. Excluding the aforementioned non-cash charges, 2004 operating expenses decreased 3% or $160,000 year-over-year.

     Our cash and short-term investments at the end of 2004 were $1.6 million compared to approximately $2.4 million at the end of 2003. During the year, we completed a private placement of 1,250,000 shares of restricted common stock that generated net proceeds of $943 thousand after accounting for transaction expenses. In addition, we have extended the term of our agreement with Galen Partners, which provides $1 million in committed funding in the form of a convertible note that we can take down solely at our option. We believe that our solid balance sheet, along with our improving cash flow from operations, will be sufficient to execute our business plan in 2005.

     Net cash used during 2004 was $834,000 compared to $3.1 million for 2003, representing an improvement of over $2.3 million. Excluding net proceeds of $943,000 related to our private placement of restricted common stock, net cash used in operations for 2004 was $1.8 million.

     Now I would like to turn the call over to Paul Evans, our General Counsel, to briefly update you on the patent infringement litigation between Becton, Dickinson & Company and Tyco Healthcare.

     Paul Evans, VP, General Counsel and Business Development

     Thank you Keith.

     As most of you are aware, in December 2002, BD filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare's Monoject Magellan(TM) safety products infringe upon one of BD's U.S. patents.

     As disclosed in our SEC filings, on October 26, 2004, a jury found in favor of BD that Tyco Healthcare's Monoject Magellan(TM) safety products willfully infringed one of BD's patents and awarded damages of $4.4 million. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare has challenged the jury finding in post-trial motions,

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     and, if necessary, they will file an appeal. Tyco Healthcare developed the
     Monoject Magellan(TM) safety products in association with us. However, SHPI is not a party to the patent infringement lawsuit.

     Under the terms of our development and license agreement with Tyco Healthcare, Tyco Healthcare is exercising its right to withhold up to 50% of royalties due as an offset against litigation expenses related to BD's lawsuit. This right continues during the period in which such litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay a royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due us on sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or 50% of all royalty payments otherwise payable to us.

     As previously reported, in the fourth quarter of 2003, we recorded a liability of approximately $1.3 million at December 31, 2003, which amount was our estimate of the portion of costs associated with BD's suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due us through 2005. During the three and nine months ended September 30, 2004, Tyco Healthcare withheld 50% of royalty payments due us, which amounts totaling $500,000 have been offset against the accrual. In the event litigation continues beyond 2005, additional liabilities may accrue. In addition, if Tyco Healthcare is unsuccessful in post-trial motions and on appeal, Tyco Healthcare may be prohibited from selling the Monoject Magellan(TM) safety products in their current form.

     We remain confident in Tyco Healthcare's position relative to this litigation, and will update you when a ruling has been made on the pending post-trial motions and as other new developments occur.

     At this point, I would like to turn the call over to Don Solomon, our Chief Operating Officer and Chief Technical Officer, to provide an update on our operations and product development.

     Donald Solomon, Ph.D., COO and CTO

     Thank you Paul.

     We continue to make dramatic strides in advancing our product development portfolio, as we develop new applications for our versatile SecureLoc(TM) technology platform and new product lines for major corporate customers.

     Over the past several quarters, we have emerged as a leading designer and developer of proprietary safety needle products. Our two primary safety needle technology platforms, FlexLoc(R) and SecureLoc(TM), apply to virtually all medical needles used today and allow us to participate in the $1.4 billion dollar U.S. disposable medical needle market.

     Our R&D efforts during 2004 have focused on development related to the commercialization of our SecureLoc(TM) technology, the development of additional products based upon our proprietary medical safety needle technologies, and continued market support of our LiftLoc(R) Safety Infusion Set product family.

     In mid-2004, we received our second U.S. patent for our SecureLoc(TM) platform technology, which targets long needle and catheter introducer product applications, and have recently received notice of allowance of a third U.S. patent related to this innovative technology. We believe that the market opportunity for long specialty needles is in excess of $500 million as these needles are used across a wide range of medical disciplines, including anesthesiology, oncology, radiology, urology, and cardiology. We are currently targeting spinal and epidural needles, introducer needles, and soft tissue and bone biopsy devices, and already have two major product agreements in place on our SecureLoc(TM) technology. In August 2003, we signed a development and license agreement with BD for safety-engineered spinal and epidural needles. And, in June 2004, we entered into a development and OEM supply agreement with Tyco Healthcare for conventional and safety bone marrow biopsy needles. Both product lines are progressing nicely through the product development and commercialization cycle.

     In addition, we are currently in the manufacturing scale-up and final commercialization phase for our SecureLoc(TM) safety introducer needle

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     line, our second self-manufactured product. Our introducer needles represent a dramatic step forward in terms of ergonomics and design and will be available on an OEM basis in both conventional and safety versions. We have made rapid progress in bringing this new product line to market. We filed a 510(k) application for our SecureLoc(TM) safety introducer needle with the FDA in early-January, received marketing clearance in February, and expect to be in a position to launch this new product line into the U.S. market in the second quarter of 2005. We expect this to be the first of many 510(k) applications to be filed and approved for products based upon our proprietary SecureLoc(TM) technology.

     Our marketing strategy for our introducer needle product line is to provide both conventional and safety introducer needles directly to large corporate customers for inclusion in procedural kits and trays. We are also in the process of establishing a regional network of manufacturers' representatives to extend our reach to kit packers and other OEM customers.

     We plan to launch one additional important new product line in 2005. This will be our third self-manufactured product, and underscores our commitment to expanding topline revenue growth and leveraging our manufacturing efficiencies. We plan to supply this product line on an OEM basis to corporate customers, as well as distribute SHPI-branded product. We are not able to disclose detailed information at this time, due to competitive considerations. However, we expect this product line to ship in the third quarter of 2005, and anticipate being in a position to share more information with you on our first quarter 2005 earnings conference call in May.

     I look forward to updating you on our continued progress on our next call.

     Now I would like to turn the call back over to Jeff.

     Jeff Soinski, President and CEO

     Thank you, Don.

     With our growing portfolio of marketed products and our robust new product pipeline, we are excited about our current and future opportunities to expand our presence in the safety medical device market. We will continue to invest in research and development and expect to bring several new products based upon both our current platform and new internally generated technologies to market. At the same time, we have undertaken a strategic process to identify external technology and product opportunities to bring more critical mass to our organization and accelerate growth.

     As an organization, we are committed to profitable growth, and will expand the growth initiatives that served us well in 2004. We will seek to increase our market share of existing products by strengthening the relationships we have established with leading disposable medical product marketers and distributors in the U.S. We will also begin to explore international distribution opportunities, especially in Europe, as a groundswell of sensitivity to safety issues by government organizations and healthcare unions has begun to emerge. We will continue to prudently invest in sales and marketing, and plan to expand our field sales team in 2005. As we expand our portfolio of manufactured products, we expect to leverage manufacturing and operating efficiencies and drive topline revenue growth. And, while we will continue to invest in research and development, we will maintain careful cost controls and seek to maximize operating efficiencies to sustain our profitability.

     Turning to guidance, based on anticipated growth of existing products and two new product launches in 2005, we anticipate our 2005 revenues, excluding acquisitions, to be in the range of $7.3 million to $7.7 million. For full year 2005, we expect to be profitable at a level equal to 7 to 10% of sales, before amortization of deferred stock based compensation expense.

     In closing, we are excited about the opportunities available to us, and believe that we are in the early stages of the development of the medical safety devices market. As medical safety becomes increasingly important in the U.S. and international markets, and first and second generation technologies are replaced or augmented by the latest technological advances, we plan to leverage our engineering expertise to be on the forefront of safety and gain our fair share of growing markets. By maintaining our commitment to profitable growth and efficiently executing our plan, we believe that we will provide the returns that benefit our customers and stockholders in the years to come.

     With that, I'd like to open the call to your questions.

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